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                                                                      EXHIBIT 11

                              HUGHES SUPPLY, INC.

              SUMMARY SCHEDULE OF EARNINGS PER SHARE CALCULATIONS

     Potentially dilutive securities:

          a) Options for common stock, issued under stock option plan.

          b) 7% Convertible subordinated debentures, due May 1, 2011.

                                                                           FISCAL YEARS ENDED
                                                                       ---------------------------
  LINE                                                                 1/29/94   1/28/95   1/27/96
  ----                                                                 -------   -------   -------
                                                                        (IN THOUSANDS, EXCEPT PER
                                                                             SHARE AMOUNTS)
         SHARES
    1    Average shares outstanding..................................   5,047      6,117     6,725
    2    Incremental shares (options) --
           Assuming options outstanding at end of period were
           exercised at beginning of period (or time of issuance, if
           later) and proceeds were used to purchase shares at
           average market price during the period....................      96        142       130
                                                                       -------   -------   -------
    3    Shares used in calculating Earnings Per Common and Common
           Equivalent Share..........................................   5,143      6,259     6,855
    4    Incremental shares (options) --
           Assuming options outstanding at end of period were
           exercised at beginning of period (or time of issuance, if
           later) and proceeds were used to purchase shares at the
           higher of the average market price during the period or
           the market price at the end of the period; and that
           options exercised during the period were exercised at the
           beginning of the period (or time of issuance, if later)
           and the proceeds were used to purchase shares at the
           market price at the date of exercise......................      85          4        80
    5    Incremental shares (debentures) --
           Assuming debentures were converted at beginning of period
           (or time of issuance, if later) at most advantageous (for
           security holder) conversion rate that becomes effective
           within 10 years...........................................   1,085        180        --
                                                                       -------   -------   -------
    6    Shares used in calculating Earnings Per Common
           Share -- Assuming Full Dilution...........................   6,313      6,443     6,935
                                                                       ======    =======   =======
         EARNINGS
    7    Net income per financial statements, used in calculating
           Earnings Per Common Share and Earnings Per Common and
           Common Equivalent Share...................................  $6,524    $11,485   $16,050
    8    Incremental earnings (debentures) --
           Assuming interest charges applicable to convertible
           debentures (and nondiscretionary adjustments that would
           have been made based on net income) are taken into account in determining balance of income applicable to common
           stock.....................................................     996        166        --
                                                                       -------   -------   -------
    9    Earnings used in calculating Earnings Per Common Share --
           Assuming Full Dilution....................................  $7,520    $11,651   $16,050
                                                                       ======    =======   =======
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
                                                                           FISCAL YEARS ENDED
                                                                       ---------------------------
  LINE                                                                 1/29/94   1/28/95   1/27/96
  ----                                                                 -------   -------   -------
                                                                        (IN THOUSANDS, EXCEPT PER
                                                                             SHARE AMOUNTS)
         RESULTING PER SHARE DATA
   10    Earnings per common share (Line 7/Line 1)...................  $ 1.29    $  1.88   $  2.39
                                                                       ======    =======   =======
   11    Earnings per common share and common equivalent share (Line
           7/ Line 3)................................................  $ 1.27    $  1.83   $  2.34
                                                                       ======    =======   =======
   12    Dilution....................................................     1.6 %      2.7%      2.1%
                                                                       ======    =======   =======
   13    Earnings per common share -- assuming full dilution (Line 9/
           Line 6)...................................................  $ 1.19    $  1.81   $  2.31
                                                                       ======    =======   =======
   14    Dilution....................................................     7.8 %      3.7%      3.3%
                                                                       ======    =======   =======
   15    Used in statements of income:
         [  ] Line 10, if dilution less than 3%, or antidilution, exists for all periods.
         [X] Lines 11 and 13, if dilution > = 3% for any period.
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